E*TRADE FUNDS

                             AMENDMENT NO. 1 TO THE

                                TRUST INSTRUMENT

                                    May 2000

     WHEREAS, the TRUST INSTRUMENT was originally entered into on November 1998;

     NOW THEREFORE, the Board of Trustees of the Trust approved that certain sections of the TRUST INSTRUMENT be modified as set forth below:

                                   ARTICLE IV

                             POWERS OF THE TRUSTEES

     Section 4.05 Chairperson of the Trustees. The Trustees shall appoint one of their number to be Chairperson of the Board of Trustees. The Chairperson shall preside at all meetings of the Trustees, shall not be responsible for the execution of policies established by the Trustees and the administration of the Trust, and may be (but is not required to be) the chief executive, financial and/or accounting officer of the Trust.

                                   ARTICLE VII

                    SHAREHOLDERS' VOTING POWERS AND MEETINGS

     Section 7.01 Voting Powers.  The Shareholders shall have power to vote only
(a) for the election of Trustees as provided in Article III,  Sections  3.01 and
3.02 hereof, (b) for the removal of Trustees as provided in Article III, Subsection 3.03(d) hereof, (c) with respect to any investment advisory contract as provided in Article VI, Section 6.01 hereof, and (d) with respect to such additional matters relating to the Trust as may be required by law, by this Trust Instrument, or the Bylaws or any registration of the Trust with the Commission or any state, or as the Trustees may consider desirable.

     On any matter submitted to a vote of the Shareholders, all Shares shall be voted separately by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects the interests of more than one Series, then the Shareholders of all such Series shall be entitled to vote thereon. The Trustees may also determine that a matter affects only the interests of one or more classes of a Series, in which case any such matter shall be voted on by such class or classes. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by submission of proxy or in any manner provided for in the Bylaws. A proxy may be given in writing, which for this purpose, may include proxies given by any electronic or telecommunications device or in any other manner specified in the Bylaws. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Trust Instrument or any of the Bylaws of the Trust to be taken by Shareholders.

                                  ARTICLE VIII
                                    CUSTODIAN

     Section 8.01 Appointment and Duties. Except to the extent not required with respect to any Series that is a feeder fund or otherwise permitted by the 1940 Act or the rules thereunder, the Trustees shall employ a bank, a company that is a member of a national securities exchange, or a trust company that has capital, surplus and undivided profits of at least two million dollars ($2,000,000) and is a member of the Depository Trust Company, as custodian with authority as its agent, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the Bylaws of the Trust. Said custodian shall be authorized: (a) to hold the securities owned by the Trust and deliver the same upon written order or oral order confirmed in writing; (b) to receive and receipt for any moneys due to the Trust and deposit the same in its own banking department or elsewhere as the Trustees may direct; and (c) to disburse such funds upon orders or vouchers.

     The Trustees may also authorize the custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian, and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, subject to such restrictions, limitations and other requirements, if any, as may be contained in the Bylaws of the Trust.